Filed Pursuant to Rule 433
Registration No. 333-160726

Dated March 10, 2010

St. Jude Medical, Inc.

FINAL TERM SHEET

Issuer:	St. Jude Medical, Inc.
Title of Securities:	2.200% Notes due 2013
Expected Ratings:	Baa1 / A / A
Format:	SEC Registered – Registration Statement No. 333-160726
Ranking:	Senior Unsecured
Principal Amount:	$450,000,000
Expected Settlement Date:	March 17, 2010 (T+5)
Trade Date:	March 10, 2010
Maturity Date:	September 15, 2013
Interest Payment Dates:	March 15 and September 15 of each year
First Payment Date:	September 15, 2010
Benchmark Treasury:	1.375% due February 15, 2013
Benchmark Treasury Price:	99-27+
Benchmark Treasury Yield:	1.424%
Spread to Benchmark Treasury:	T + 80 basis points
Reoffer Yield:	2.224%
Coupon:	2.200% payable semi-annually
Price to Public:	99.920%
Day Count:	30/360
Minimum Denominations:	$1,000 x $1,000
Optional Redemption:	Make whole plus 15 basis points
CUSIP Number / ISIN Number:	790849 AG8 / US790849AG86
Joint Book-Running Managers:	Banc of America Securities LLC Wells Fargo Securities, LLC Mizuho Securities USA Inc.
Co-Managers:	Comerica Securities, Inc. RBS Securities Inc. TD Securities (USA) LLC The Williams Capital Group, L.P. U.S. Bancorp Investments, Inc.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement on Form S-3 (including a base prospectus dated July 22, 2009, as supplemented by a preliminary prospectus supplement, dated March 10, 2010, the “Prospectus”) with the SEC for the offering to which this communication relates.  Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and any document incorporated by reference in the Prospectus if you request it by calling Banc of America Securities, LLC toll-free at 1-800-294-1322, or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com; or by calling Wells Fargo Securities, LLC toll-free at 1-800-326-5897 or you may email a request to prospectus.specialrequests@wachovia.com.

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